UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2022

FINDIT, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-254128 (Commission File Number)	30-1912453 (IRS Employer Identification No.)

5051 Peachtree Corners Circle, #200 (Address of principal executive offices)		30092 (Zip Code)

Registrant’s telephone number, including area code: (404) 443-3224

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01 Entry Into a Material Definitive Agreement.

On December 29, 2022, Findit, Inc. (the “Company” or “Findit”) announced it had entered into a definitive merger agreement (the “Merger Agreement”) with BioRegenx, Inc. (“BioRegenx”), a Nevada corporation.

Pursuant to the Definitive Agreement, BioRegenx shall be merged into Findit and all of the issued and outstanding BioRegenx common and preferred shares shall be exchanged for common and preferred shares of Findit. Findit shall issue common and preferred shares in an amount equivalent to 90.0% of the voting securities of Findit. Concurrently, holder(s) of Findit Series A and Series B preferred shares shall retire their Series A and Series B preferred shares back into the treasury. The Series A and Series B preferred shares to be retired represent a voting control of 98.47% of Findit. The exchange value of Findit stock would be the average closing price of Findit for the month of November 2022.

As soon as practical after the merger, both parties agree to the implementation of up to a 1 for 25 reverse split of Findit's common and preferred stock to improve Findit's ability to attract institutional investors and analysts as well as to graduate to a senior exchange (OTCQB, NASDAQ).

The completion of the merger is subject to customary closing conditions for a transaction of this nature, including securities law compliance, the approval of BioRegenx shareholders and the approval of the Company’s shareholders. The Board of Directors of both companies have approved the merger.

Item 9.01 Financial Statements and Exhibits.

  (d) Exhibits

Exhibit No.   Description

99.1   Press Release dated December 29, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Findit, Inc.

 (Registrant)  Date: December 29, 2022

By: /s/ Ray Firth

Name: Ray Firth

Title: Chief Executive Officer